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                   IMMUCOR, INC. (Commission File No. 0-14820)
                (Name of Registrant as Specified in Its Charter)


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FOR IMMEDIATE RELEASE                             CONTACT:        Edward Gallup
                                                                   770-441-2051

                  IMMUCOR TO NAME ADDITIONAL OUTSIDE DIRECTORS
                 IMMUCOR REPORTS PREVIOUS STOCK SALE BY DIRECTOR


NORCROSS, GA. (November 29, 2001) - Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that its Board of Directors intends to add two more independent outside directors to replace the two outside directors who resigned earlier this year. The company believes it will be able to complete that process within the next 60 days.

Immucor previously reported that no current director had sold any Immucor stock during the last two years. In fact, in June 2000 Mr. McKeithan sold 4,500 shares held in his wife's name in order to pay taxes on the transfer of her estate.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.


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